Explanation of Responses

(2)  Consists of 18,491,809 ordinary shares held by TMG
Holdings Cooperatief U.A., or TMG, a Dutch cooperatief. TMG is wholly owned by Warburg Pincus Bermuda Private Equity IX, L.P., a Bermuda limited partnership, or WP Bermuda IX, and WP Bermuda IX PE One Ltd., a Bermuda company, or WPIX PE One.
The general partner of WP Bermuda IX is Warburg Pincus Bermuda Private Equity Ltd., a Bermuda company, or WP Bermuda Ltd.
Each of WP Bermuda IX, WPIX PE One and WP Bermuda Ltd. is managed by Warburg Pincus LLC, a New York limited liability company, or WP LLC, and together with WP Bermuda IX, WPIX PE One, WP Bermuda Ltd. and WP, as defined below, the Warburg Pincus Entities. Charles R. Kaye and Joseph P. Landy are the Managing General Partners of Warburg Pincus & Co., a New York general partnership, or WP, and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus Entities. Each of the Warburg Pincus Entities, Mr. Kaye and Mr. Landy have shared voting and investment control of all of the ordinary shares referenced above. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, Mr. Kaye, Mr. Landy and the Warburg Pincus
Entities may be deemed to be the beneficial owners of ordinary shares held by TMG. Each of Mr. Kaye, Mr. Landy and the Warburg Pincus Entities disclaims beneficial ownership of the ordinary shares referenced above except to the extent of any pecuniary interest therein.

Mr. Carney is a Partner of WP and a Member and a Managing Director of WP LLC. All shares indicated as owned by Mr. Carney are included because of his affiliation with the Warburg Pincus Entities. Mr. Carney disclaims beneficial ownership of all securities that may be deemed to be beneficially owned by the Warburg Pincus Entities, except to the extent of any pecuniary interest therein. This Form 4 shall not be deemed an admission that Mr. Carney or any other person referred to herein is a beneficial owner of any securities for purposes of Section 16 of the Exchange Act or for any other purpose.

(3) Consists of 307,698 ordinary shares held by Stichting Administratiekantoor Tornier, or STAK. Mr. Carney is a member of the board of directors of STAK, which board is authorized to act by the affirmative vote of two of its members. All shares indicated as owned by Mr. Carney that are held by STAK are included because of his affiliation with STAK. Mr. Carney disclaims beneficial ownership of all securities that may be deemed to be beneficially owned by STAK, except to the extent of any pecuniary interest therein. This Form 4 shall not be deemed an admission that Mr. Carney or any other person referred to herein is a beneficial owner of any securities for purposes of
Section 16 of the Exchange Act or for any other purpose.